March 10, 2011

Mr. Mike Matvieshen
Sunlogics Inc.

Dear Mr. Matvieshen;

Be advised that the Agreement dated December 7, 2010 between

Space Globe Technologies Ltd.
Vancouver,B.C.
(also known as the " Vendor ")

and

Sunlogics Inc. and Mike Matvieshen
5-215 Neave Road
Kelowna,B.C. V1V-219
(also known as the " Purchaser ")

is, as of this date, declared to be in default.

Further be advised, Space Globe Technologies, will enforce any and all remedies appropriate.

John Salamon, for Space Globe Technologies

dated March 10/2011 at Vancouver.

copy to: Sunlogics Inc.
Suite 200
1401 F Street
Modesto, California 95354

copy to: Salamon Group Inc.

copy to: Signature Stock Transfer Inc.

copy to: Manning and Elliott, Auditors